Exhibit 10.12

Certain information has been excluded from this agreement (indicated by “[***]”) because such information is both not material and the type that the registrant customarily and actually treats as private or confidential.

April 28, 2021

Via PDF Email

Stewart Ernest Abbot

[***]

Dear Stewart:

It is my pleasure to extend to you this offer of employment with Turnstone Biologics Corp. (“Turnstone” or the “Company”). We are enthusiastic about the prospect of you joining our company! The specifics of our offer to you are as follows:

1.

You will be employed on a full-time basis as Senior Vice President, Chief Scientific Officer, reporting to Sammy Farah or such other person as the Company may designate from time to time, in the Company’s soon to be determined office in Southern California. You will be expected to devote your full time, attention and efforts to the business of the Company. Your start date will be such other date as we mutually agree (“Start Date”).

2.

Your base salary will at the annual rate of $420,000 USD, less applicable taxes and withholdings, which shall be paid on a bi-monthly basis in accordance with our regular payroll schedule. You are also be eligible for an annual conditional performance bonus of 40%, less applicable taxes and withholdings, based upon a combination of individual and Company performance. You must be actively employed as of the pay-out date of any bonus in order to earn and be eligible to receive it.

3.

You will be paid a one-time signing bonus in the amount of $200,000 (less applicable taxes and withholdings) with $100,000 to be paid on the first regular payroll date following the Start Date (the “Signing Bonus”) and $100,000 to be paid on the first regular payroll date following the one-year anniversary of your Start Date. In the event that you resign from the Company for any reason or are terminated by the Company for Cause (as defined below) on a date effective less than two (2) years following either Signing Bonus payment, you agree that you will repay (no later than thirty days following the date your employment terminates) the full amount of the Signing Bonus payments made to you or on your behalf within the prior 2 years. In such event, you authorize the Company to deduct the Signing Bonus from any wages or other amounts owed to you.

4.

You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under and subject to all provisions of the plan documents governing those programs. Please note that the Company reserves the right at any time to amend benefits, and/or to switch to a different benefit carrier or plan, and you will not have any right to compensation as a consequence. If you need details about current benefits before accepting this offer, please contact [***]

5.

You will also be eligible for 20 days of vacation time per calendar year, which shall accrue on a pro-rata basis (subject to a ceiling) and be used in accordance with the Company’s regular policies. You are also entitled to all applicable public holidays in the United States.

6.	You will be eligible for paid sick time in accordance with applicable California law.

7.

Subject to the approval of the Board of Directors of the Company, the Company will grant to you 1,253,988 (1.2 % ownership) incentive stock options (the “Options”) for the purchase of common stock of the Company, at a price to be determined by the Board of Directors. The Options shall be subject to all terms, vesting schedule, limitation, restrictions and termination provisions set forth in the Turnstone Biologics Corporation 2018 Equity Incentive Plan, as it may be amended from time to time (the “Plan”) and in a separate option agreement that shall be executed by you and the Company to evidence the grant of the Options, provided that the Company agrees that (a) in the event you are terminated by the Company or its successor without Cause (as defined below) within twelve (12) months following the consummation of a Change in Control (as defined in the Plan), and (2) you timely sign and do not revoke a separation agreement (including a release of claims against the Company and its successors), all Options that were unvested as of your termination date shall accelerate and be deemed fully vested. A copy of the Plan will be provided to you on your Start Date but if you wish to review it before accepting this offer, a copy will be provided on request.

8.

In the event that the Company opts to terminate your employment without Cause or you opt to terminate your employment for Good Reason (in both cases as defined below), the Company will provide you with the following as your sole severance benefits (“Severance Benefits”). Any Severance Benefits for which you may be eligible shall be contingent upon your timely signing and not revoking a separation agreement (including a release of claims against the Company) and your full and continued compliance with the enclosed Nondisclosure and Assignment of Inventions Agreement.

(a)	Severance Pay. Severance pay for a period of nine (9) months at your then regular base rate, subject to standard payroll deductions and paid in accordance with the Company’s regular payroll practices.

(b)

Health Insurance. If you timely and properly elect continued group health insurance coverage pursuant to COBRA, the Company will, to the extent permitted by law and without creating adverse tax consequences for the Company, pay your COBRA premium payments sufficient to continue your group coverage at its then current level (including dependent coverage, if applicable) through the earlier of nine (9) months post separation or the date that you become eligible for group health coverage.

For purposes of this letter:

(i) “Cause” means any of the following, as determined solely and in good faith by the Company: (A) your conviction of, or guilty plea or no contest plea to, any felony or to any criminal charge involving moral turpitude or that could reasonably be expected to have a material adverse effect on the business or affairs of the Company; (B) your commission of any act of dishonesty, fraud, theft, embezzlement, gross misconduct or breach of fiduciary duty against the Company; (C) your willful failure or perform or habitual neglect of the duties of your position, or refusal to comply with any reasonable or proper direction given by or on behalf of superior officer of the Company consistent with your position, or (D) your material failure to comply with Company policies or with your obligation under the Nondisclosure and Assignment of Inventions Agreement or any other agreement between you and the Company; provided that, in the case of (C) or (D), (1) you will have been given written notice from the Company describing in reasonable detail the occurrence of the event or circumstance which it believes constitutes Cause within 60 days of its learning of such event or circumstance, and (2) you have cured such event or circumstance within 30 days after your receipt of such notice.

(ii) “Good Reason” means any of the following, without your prior consent: (A) a material reduction in your base salary, provided that any reduction in base salary that applies to all management employees in substantially the same manner will not constitute Good Reason; (B) a material overall reduction in your duties, functions or responsibilities; (C) the Company’s failure to establish a physical office within 75 miles of your current residence within 12 months of the Start Date; or (D) your permanent relocation by the Company to a work location more than 75 miles from your current residence (unless such relocation is closer to your then-current residence); provided that, in each case, (1) the Company will have been given written notice from you describing in reasonable detail the occurrence of the event or circumstance which you believe constitutes Good Reason within 60 days of you learning of such event or circumstance, (2) the Company has not cured such event or circumstance within 30 days after the Company’s receipt of such notice, and (3) if such event or circumstance is not cured, you will have terminated your employment within ten days after the end of such cure period.

9.

As a condition of employment, you will be required to execute the enclosed Nondisclosure and Assignment of Inventions Agreement. This Agreement forms part of the terms of your employment, and many of its obligations survive and remain in effect if you leave Turnstone for any reason whatsoever. Because we understand the importance of protecting confidential information and proprietary property, we expect and direct you to honor any confidentiality and ownership of inventions/proprietary property obligations that you owe to your former employer(s) or other third parties.

10.	This offer is contingent on Turnstone’s receipt of satisfactory results of reference and such other background checks as it many conduct.

11.

As a condition of employment, you will be required to abide by all Company policies and procedures that shall be in effect from time to time, because we are an early stage company, rules and policies are a work in progress. The Company reserves the right to revise, revoke, or introduce new rules and policies, as the Company may deem necessary from time to time, and you will also be required to abide by any changes in the rules and policies, once you are advised of the changes and they come into effect.

12.

You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

13.	You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act.

14.

This letter is the complete, final, and entire embodiment of the agreement between you and the Company with regard to this subject matter. This letter supersedes any and all prior understandings, whether written or oral, relating to the terms of your employment with the Company or its affiliates, including, but not limited, to any agreement or understanding between you and Myst Therapeutics, Inc. (the “Prior Agreements”), and you agree and understand that you are not eligible for, and will not receive, any compensation or benefits pursuant to the Prior Agreements. You acknowledge and agree that your employment with the Company is at-will and this letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to end the employment relationship, for any reason, at any time, with or without Cause, Good Reason or notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit for the duration of or beyond the end of your employment with the Company.

If this letter correctly sets forth the terms under which you will be employed by the Company, please sign this letter in the space provided below, as well as the enclosed Nondisclosure and Assignment of Inventions Agreement. Please return both documents to [***]by 5:00 pm (EDT) May 3, 2021. After that date, this offer of employment will expire:

If you have any questions or need additional information, please do not hesitate to contact me. On behalf of the entire Turnstone team, we look forward to your acceptance and to you joining us.

Sincerely Yours,

/s/ Christine Blodgett

Christine Blodgett

Head of Human Resources

Turnstone Biologics Corp.

The foregoing correctly sets forth the terms of my employment with Turnstone. I am not relying on any representations other than as set out above.

/s/ Stewart Abbot	Date:	07 May 2021
Name Stewart Abbot

Enclosures: Nondisclosure and Assignment of Inventions Agreement